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                                                                   EXHIBIT 99.13

                         CERTIFICATE OF SOLE SHAREHOLDER



             Fund Asset Management, Inc., the holder of 5,000 Class A shares of beneficial interest, par value $0.10 per share, and 5,000 Class B shares of beneficial interest, par value $0.10 per share, of Merrill Lynch Texas Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"), a Massachusetts business trust, does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.


                                           FUND ASSET MANAGEMENT, INC.



                                           By: /s/ Philip L. Kirstein
                                               ------------------------
                                               Philip L. Kirstein
                                               Sr. Vice President


        Dated: June 24, 1991